Exhibit 99.2
Capital Trust Q1 ‘10 Earnings Call
May 5, 2010
10:00 AM ET

Operator:
Hello and welcome to the Capital Trust first quarter 2010 results conference call. Before we begin, please be advised that the forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, the success of the Company’s debt restructuring, the continued credit performance of the Company’s loan and CMBS investments, its asset/liability mix, the effectiveness of the Company’s hedging strategy, the rate of repayment of the Company’s portfolio assets and the impact of these events on the Company’s cash flow, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances. There will be a Q&A session following the conclusion of today’s presentation. At that time, I will provide instructions for submitting a question to management. I will now turn the call over to Mr. Steve Plavin, CEO of Capital Trust. Please go ahead sir.

Steve Plavin:	Thank you. Good morning everyone. Thank you for joining us and for your interest in Capital Trust.

With me are Geoff Jervis, our Chief Financial Officer and Tom Ruffing our Chief Credit Officer and Head of Asset Management.

Last night we reported our results for the first quarter and filed our 10Q. CT reported a net loss of $63.5 million or $2.84 per share. The losses were largely the result of loan loss provisions and impairments totaling $72 million. Geoff will run you through the detailed numbers, but weak property level performance was the primary driver behind the increase in provisions and impairments.

During the quarter we also added five loans totaling $109 million and one security with a book value of $20 million to our loan and security watchlists.

We adopted new accounting guidance in the first quarter which required that we consolidate seven previously unconsolidated CMBS and CDO trusts. Securities that had a carrying value of $79 million at year-end are now accounted for as newly consolidated loans totaling $2.8 billion on our March 31, 2010 balance sheet. Our total assets were $4.6 billion dollars at quarter-end versus $1.9 billion at year-end — a $2.7 billion increase in total assets without any new balance sheet investments having been made during the quarter.

As a result of our newly consolidated loans, the magnitude of our surveillance, quarterly asset review and compliance has significantly increased. Our finance, accounting and asset management groups have risen to the challenge of the new accounting regime and again demonstrated why they are the best in class.

Despite considerable uncertainty in the overall economy, lenders and investors are beginning to return to commercial real estate. Pricing for high quality buildings, loans and securities continues to trend upward. Investors are coming off the sidelines and re-entering the market concerned that the best investment opportunities may soon be in the past. The supply of capital, at least temporarily, exceeds the availability of investment opportunities and that is reflected in asset pricing.

Yet, industry-wide, loan delinquencies continue to rise and property cash flows remain under intense pressure. The recovery in hotel revenue is at an early stage and improvement in office building leasing has not taken hold in most markets. Very significant cash flow recovery remains necessary for most loans originated in 2006 and 2007 despite improvements in cap rates and market liquidity. There are many loan workouts still to come as final maturity dates approach in 2011 and 2012.

Our first quarter results continue to reflect the challenges of loans and securities originated at or near the peak of the market. We expect challenging conditions to persist for the next several quarters as commercial property performance typically lags the general economy.

Before I turn it over to Geoff, I did want to note that one of the founders of CT, Craig Hatkoff, resigned from the Board of Capital Trust last week and I wanted to thank him for his many years of service and contributions to CT. We do not plan to replace Craig on the Board.

And with that, I will turn it over to Geoff to run you through the first quarter financials.

Geoffrey Jervis:	Thank you Steve and good morning everyone.

As Steve mentioned, last night we reported results for the first quarter, recording a net loss of $63 million or $2.84 per share.

The net loss for the quarter was primarily the result of $72 million of reserves and impairments that we took against our loan and security portfolios, offset in part by income from operations.

Specifically, we recorded credit loss provisions of $52 million against six loans and net credit-related impairments of $20 million on five securities.

Exclusive of credit provisions and impairments, operating income was $8.6 million or 38 cents per share during the period. The primary component of this quarter’s operating income was,

•   Net interest margin of $8.7 million, down $1.1 million from last quarter and $3.3 million from the first quarter of 2009, with the reduction due to asset level non performance, loan and security repayments, lower LIBOR and impacts from our new consolidation regime as we are now consolidating additional variable interest entities or VIEs — an accounting change that I will discuss later

...other components of operating income were.

• Other revenues of $4.5 million, up $1.4 million from the prior period, as we continued to grow our fee revenue at CT Investment Management Co, or CTIMCO.

• Other expenses of $4.7 million, up $1.0 million from the prior quarter, due primarily to expenses related at newly consolidated VIEs,

• $370,000 income from equity investments, as we picked up changes, primarily non cash, in the capital accounts at two of our private equity funds in which we have co-investments, and

• A $293,000 provision for income taxes related to the operations of CTIMCO, a taxable subsidiary.

It is important to note that CT’s liabilities include required amortization provisions, in addition to those related to principal repayments. In the first quarter, we redirected over $8.0 million of income to our CDOs and repurchase agreements through net interest margin sweeps and other arrangements and paid $1.25 million of scheduled amortization on our senior credit facility.

Turning to the investment management business, our wholly owned subsidiary, CTIMCO, recorded total third party revenues of $4.5 million for the quarter. In addition to managing its parent, Capital Trust, CTIMCO operates 6 third party private equity vehicles, two of which, CT Opportunity Partners I and CT High Grade Partners II, are currently investing and have over $738 million of uncalled equity capital available for investment. CTIMCO also earns revenue as a CDO collateral manager, and as a special servicer. During the quarter, special servicing fees were $1.5 million, up $1.3 million from the previous quarter as we continued to grow our third party business.

Over to the balance sheet,

•   This quarter, you will notice that our balance sheet now has a materially different presentation than in the past. Specifically, the company’s assets and liabilities are segregated into those held directly and those representing the assets and liabilities of certain CMBS and CDO trusts, or variable interest entities (referred to as VIEs), that we are required to consolidate. Effective January 1st, in accordance with new accounting guidance (known as FAS 167), we consolidated seven additional CMBS and CDO trusts that were previously accounted for at our amortized cost, on a net basis, as securities. At year-end, these seven trusts were carried, as securities, at $79 million, and at March 31, 2010 the $79 million security position was eliminated and replaced with $2.82 billion of loans and securitized debt obligations of $2.79 billion. In the past, the only VIEs that we consolidated were the 4 CDOs that were issued by CT. Now, with the consolidation of the 7 new VIEs, our total VIE assets were $3.77 billion and our total VIE liabilities were $3.89 billion at March 31st.

•   Starting at the top of the balance sheet, Cash at quarter end was $26 million, down $2 million from year-end. Changes in cash resulted from the Company’s cash flow from operations being less than the amount necessary to make all of our net interest income sweep and other amortization payments to our various lenders. Under the terms of our March debt restructuring, our only “financial” covenant requires maintenance of a minimum cash balance of $5 million, a test that we complied with this quarter. Cash represents the primary source of CT’s liquidity and is earmarked to meet the Company’s unfunded commitments that include $5 million on its loan portfolio and $18 million to its private equity fund co-investments.

•   At quarter end, our Securities portfolio was comprised of 65 securities with a total net book value of $599 million (7 securities with a carrying value of $17.5 million being held directly and the balance being in VIEs). At year end, our Securities portfolio was carried at $715 million and the reductions in the balance from year end are attributable to a $79 million reduction due to the reclassification of the 7 VIEs that we now consolidate, $4 million of paydowns and $36 million of impairments. In total, we have 12 impaired securities in the portfolio with total gross book value of $92 million and total impairments of $78 million. In addition, we have 13 securities with a total book value of $100 million on our watch list.

•   Over to Loans, at quarter end, we held 141 loans with a total carrying value of $3.9 billion. Excluding the consolidation of $2.8 billion of loans in the seven CMBS and CDO trusts I mentioned earlier, significant activity included reserves of $52 million and full and partial repayments of $24 million. In total, the Company has 27 loans totaling $875 million of gross book value with recorded reserves of $648 million. The Company’s loan watch list is comprised of performing loans of concern that do not carry credit reserves, included 26 loans with a total book balance of $991 million. Looking only at the directly held portfolio, the Company held 35 loans with a carrying value of $739 million and the reserve activity on this portfolio was $27 million for the quarter with 9 total watchlist loans with a carrying value of $245 million.

• In the loans held for sale account, there was no balance at quarter end as we completed the sale of our one $18 million loan that was previously classified as held-for-sale.

•   Equity investments in unconsolidated subsidiaries reflects our co- investments in certain of our investment management funds. The balance is comprised of a small remaining position in CT Mezzanine Partners III, and our $25 million co-investment in CT Opportunity Partners I, of which we have funded $7.2 million to date. Differences between our fundings and the carrying value of this account are almost exclusively due to the pick up of non cash fair value adjustments at the fund. The fund carries its assets and liabilities at fair value, as opposed to amortized cost, with periodic changes in these values flowing though the fund’s income statement — changes that we pick up under the equity method of accounting.

•   On the liability side, we continued to reduce borrowings under our repurchase agreements, with total outstanding balances at quarter end of $445 million, down $6 million from year-end (and down approximately $135 million since the closing of the restructuring). As a result, on March 1st, we made the final payment necessary to qualify for the one-year extension provided for under our March 2009 restructuring, extending the maturity of all our repurchase obligations to March 2011.

•   Our senior credit facility balance declined slightly, as mandatory amortization payments exceeded capitalized interest provisions. This facility was also restructured in March of last year in order to be co- terminus with the repurchase agreements. As a result, the facility maturity date automatically extended to March 2011 when we extended the repurchase facilities.

•   Our junior subordinated notes, also restructured in 2009, continue to accrete to their restructured face balance of $144 million. These debentures carry an interest rate of 1% through 2012, reverting back to their prior coupon schedule thereafter until maturity in 2036.

•   Looking at our securitized debt, this account represents the liabilities of our consolidated VIEs, our 4 CT CDOs and the 7 newly consolidated trusts. During the quarter, this account increased by $2.8 billion as a result of the consolidation, offset in part by a reduction of $28 million from repayments due to the application of collateral principal proceeds and interest income redirection.

• Interest rate hedge liabilities increased by $2 million from quarter to quarter with the change in value picked up as a decrease to equity.

•   Finally, our shareholders equity account ended the quarter at a deficit of $291 million, a decrease of $121 million from year-end — driven by a one time adjustment of $42 million in conjunction with the adoption of FAS 167 (an adjustment that will reverse itself over time), and $88 million of loan and security impairments...offset in part by net operating income of $8.6 million... and...on a per share basis, book value per share stood at negative $12.99 at March 31st.

With that, I will turn it back to Steve.

Steve Plavin:	Thank you and we’d like at this point to open it up to any questions.

Operator:
If you would like to ask a question, please press the “star” then “one” on your touchtone phone. You may withdraw your question at any time by pressing the “pound” key. Once again to ask a question press the “star” and “one” on your touchtone phone and we’ll pause for a moment to allow questions to enter the queue. Our first question comes from the side of Alan Adams, a private investor.

Alan Adams:
Good morning. I’ve taken an interest in the company and I was wondering, one, who is responsible for responding to investor relations questions on the Internet or if there’s a better way to communicate with the company? And two, if you’re satisfied as management with the performance to-date and what adjustments are being made to maybe improve the stock price? I know there’s been a bump recently.

Geoffrey Jervis:
I’ll answer the first question. I’m responsible for — this is Geoff Jervis. I’m responsible for the investor inquiries and if you are having any issue getting responses from our website, my apologies and please, just email again. We’ll make sure to be more diligent on those inquiries.

Steve Plavin:
Again in regard to your second question, we are disappointed with the performance that we have achieved, we are very actively and aggressively managing our existing portfolio of assets to try and maximize those recoveries, to do everything that we can do to improve the performance of the portfolio and the company going forward.

Alan Adams:	Thank you.

Operator:	Once again if you’d like to ask a question please press the “star” then “one” on your touchtone phone. Our next question comes from the side of J.F. Fanger with Dean.

J.F. Fanger:	Is there any stated reason for [Craig] Hatkoff resigning from the Board? And what financial arrangements have you made with him with respect to his retirement?

Steve Plavin:	There are no financial arrangements made with him with respect to his resignation and he resigned for personal reasons.

Operator:	And at this time, it seems we have no additional questions.

Steve Plavin:	Thank you everyone

Operator:	That concludes today’s conference. You may disconnect at this time.

END